UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2018

INTERPACE DIAGNOSTICS GROUP, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center 1, Building C

300 Interpace Parkway,

Parsippany, NJ 07054

(Address, including zip code, of Principal Executive Offices)

(855) 776-6419

Registrant’s telephone number, including area code:

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[  ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 7, 2017, the board of directors (the “Board”) of Interpace Diagnostics Group, Inc. (the “Company”) approved the appointment of Thomas Freeburg, age 50, as chief accounting officer (and principal accounting officer) of the Company. There is no arrangement or understanding between Mr. Freeburg and any other person pursuant to which he was selected to serve in any Company office. Mr. Freeburg has no family relationship with any director or executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Since the beginning of 2017, there has not been any transaction, or series of similar transactions, and there is not currently any proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000, in which Mr. Freeburg had or will have a direct or indirect material interest. Mr. Freeburg has served as corporate controller for the Company from October 2017 until the present, was an independent consultant from 2015 to September 2017, and from 2009 to 2014 was employed at Tapestry, Inc. (formerly Coach, Inc.) as Director of SEC Reporting and Accounting Policies.

Mr. Freeburg is entitled to receive an annual base salary of $165,000 paid in accordance with the Company’s payroll practices. Mr. Freeburg is also eligible to receive an annual performance bonus, depending upon his performance and the Company’s profitability. Mr. Freeburg’s target bonus is up to 25% of his annual base salary. Mr. Freeburg is also eligible to participate in an annual stock based incentive plan under which he may be awarded restricted stock options and restricted stock grants at the end of each year, subject to certain performance goals. Mr. Freeburg is also eligible to participate in any benefit plans that may be offered from time to time by the Company to its employees generally and in the Company’s 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

In addition, on March 7, 2017 the Board approved the employment agreement (the “Employment Agreement”) of James Early, the Company’s chief financial officer, corporate secretary and treasurer. Mr. Early is entitled to receive an annual base salary of $250,000 paid in accordance with the Company’s payroll practices. Such base salary is subject to adjustment on an annual basis by the Company’s chief executive officer, in consultation with the Board’s compensation committee. Mr. Early is also eligible to receive an annual performance bonus, subject to the attainment of annual performance goals as set and determined by the Company’s chief executive officer, in consultation with the Board’s compensation committee. Mr. Early’s target bonus is up to 30% of his annual base salary. Mr. Early is also eligible to participate in an annual stock based incentive plan under which he may be awarded restricted stock options and restricted stock grants at the end of each year, subject to certain performance goals. Mr. Early is also eligible to participate in any benefit plans that may be offered from time to time by the Company to its senior management.

Mr. Early is an at-will employee of the Company. However, in the event that Mr. Early is terminated by the Company for any reason other than death, total disability or cause, or if Mr. Early resigns for good reason, Mr. Early is entitled to (i) payment of six months of his then current base salary and (ii) six months continuation of his health benefits.

Further, on March 7, 2017, in connection with the Company’s Amended and Restated 2004 Stock Award and Incentive Plan, the Board’s compensation committee awarded stock options and restricted stock grants for the Company’s chief executive officer, chief financial officer and chief commercial officer. The options and stock grants both vest in equal installments annually over a three year period and the stock options have an exercise price of $1.01. The amounts are detailed below:

Name	Title	Number of Stock Options	Number of Restricted Stock Grants
Jack Stover	Chief Executive Officer	224,000	56,000
James Early	Chief Financial Officer	56,000	14,000
Gregory Richard	Chief Commercial Officer	112,000	28,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interpace Diagnostics Group, Inc.

/s/ Jack E. Stover
Jack E. Stover
President and Chief Executive Officer

Date: March 13, 2018